Exhibit 10.3
[TJX Letterhead]
Mr. Arnold Barron
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
     Re: Modification of Employment Agreement
Dear Mr. Barron:
     Reference is made to the Employment Agreement dated as of April 5, 2005 (as subsequently amended and in effect, the “Agreement”) between you and The TJX Companies, Inc. (the “Company”). The Company proposes to amend Section 3(a) of the Agreement (“Base Salary”) by adding at the end thereof the following text: “Notwithstanding anything to the contrary in this Agreement, however, effective for periods commencing on or after March 13, 2006 the preceding provisions of this Section 3(a) shall be applied by substituting $639,000.00 for $675,000.00.”
     If you agree with the foregoing proposed amendment to the Agreement, please so indicate by signing the enclosed copy of this letter and returning it to Mr. Paul Kangas, whereupon the Agreement will be deemed amended, effective immediately, to incorporate the change set forth above, and, except as to amended, the Agreement will continue in effect in accordance with its terms. This letter agreement shall constitute an agreement under seal.

THE TJX COMPANIES, INC.
By:	/s/ Paul Kangas

I agree to the amendment described above
to the Employment Agreement dated as of
April 5, 2005 between me and The TJX
Companies, Inc., as previously modified,
effective as of the date set forth below:
/s/ Arnold Barron
Arnold Barron
Date: March 7, 2006